Exhibit 5.1

E: lou@bevilacquapllc.com

T: 202.869.0888

W: bevilacquapllc.com

January 13, 2025

Firefly Neuroscience, Inc.
1100 Military Road

Kenmore, NY 14217

Re:	Registration Statement on Form S-1/A

Ladies and Gentlemen:

We have acted as counsel to Firefly Neuroscience, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s Amendment No.1 to registration statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of an aggregate of 2,559,645 shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company to be sold by certain selling shareholders named in the Registration Statement (the “Selling Shareholders”), comprised of

(A)

670,985 shares of Common Stock, which include: (i) 209,613 shares of Common Stock issued upon the conversion of certain shares of Series C Preferred Stock, par value $0.0001 per share, issued to the investors in a series of private placement transactions as part of the Series C units (the “Series C Financing”), which such units consist of shares of Series C Preferred Stock and warrants (the “Series C Warrants”) to purchase shares of Common Stock (the “Series C Units”) and (ii) 461,372 shares of Common Stock previously issued by the Company after February 6, 2024;

(B)

(i) 319,207 shares of Common Stock (the “PIPE Shares”) issued to the investors in a private placement transaction (the “Private Placement” and such investors, the “PIPE Investors”) pursuant to that certain Securities Purchase Agreement, dated as of July 26, 2024, by and among us and the PIPE Investors, (ii) up to 504,323 shares of Common Stock issuable upon the exercise of the pre-funded warrants (the “Pre-Funded Warrants”) issued to the PIPE Investors, and (iii) up to 823,530 shares of Common Stock issuable upon the exercise of the private placement warrants (the “Warrants”) issued to the PIPE Investors;

Mr. Bevilacqua is admitted to practice law in the District of Columbia, New York and Connecticut

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG. 2 January 13, 2025

(C)	up to 168,071 shares of Common Stock issuable upon the exercise of the Series C Warrants issued to the investors in the Series C Financing;

(D)

up to 61,866 shares of Common Stock issuable upon the exercise of certain Series D Warrants issued to certain consultants of the Company for prior consulting services rendered (the “Series D Warrants”); and

(E)

up to 11,663 shares of Common Stock issuable upon the exercise of warrants issued to certain brokers as compensation in connection with certain transactions consummated prior to a reverse merger transaction (the “Broker Warrants,” together with other shares, the “Registered Securities”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Registered Securities.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies. We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents. We have also assumed that the persons identified as officers of the Company are actually serving in such capacity and that the Registration Statement will be declared effective. In our examination of documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and had the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

Based upon and subject to the foregoing, we are of the opinion that (A) the shares underlying the Series C Units, if and when issued upon the conversion of the Series C Preferred Stock and the exercise of the Series C Warrants in accordance with their terms, will be legally and validly issued, fully paid and nonassessable; (B) 461,372 shares of Common Stock previously issued by the Company after  February 6, 2024 are legally and validly issued, fully paid and nonassessable; (C) the PIPE Shares are legally and validly issued, fully paid and nonassessable; (D) the shares underlying the Pre-Funded Warrants, if and when issued upon exercise of the Pre-Funded Warrants in accordance with their terms, will be legally and validly issued, fully paid and nonassessable, (E) the shares underlying the Warrants, if and when issued upon exercise of the Warrants in accordance with their terms, will be legally and validly issued, fully paid and nonassessable, (F) the shares underlying the Series C Warrants, if and when issued upon exercise of the Series C Warrants in accordance with their terms, will be legally and validly issued, fully paid and nonassessable, (G) the shares underlying the Series D Warrants, if and when issued upon exercise of the Series D Warrants in accordance with their terms, will be legally and validly issued, fully paid and nonassessable, and (H) the shares underlying the Broker Warrants, if and when issued upon exercise of the Broker Warrants in accordance with their terms, will be will be legally and validly issued, fully paid and nonassessable.

PG. 3 January 13, 2025

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law as currently in effect. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Registered Securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Bevilacqua PLLC

Bevilacqua PLLC